AFFIDAVIT, RELEASE & WAIVER OF CLAIMS
ARTICLE I
CONSIDERATION
          This Affidavit, Release & Waiver of Claims (“Release”) is given to OpenTV, Inc. (the “Company”) and its affiliates in consideration of the Company’s agreement to provide me, Wesley Hoffman, with the following, as provided, by my Retention Agreement, dated March 30, 2005 (the “Retention Agreement”), as modified by this Release, my Stock Option Agreements as modified by the provisions of this Release, and as otherwise agreed by me and the Company under the terms set forth herein :
1.	Payment of my base salary, which is $284,625, through the “Termination Date,” which shall be May 31, 2006 for purposes of this Agreement;

2.	A lump sum payment, on or before the fifth business day after the Termination Date (or, if I have not returned this Release to the Company by that date, within five days after I return a signed Release to the Company), of my vacation time not used as of the Termination Date to the extent that such vacation time has been accrued through the Termination Date, calculated based upon my base salary at the Termination Date;

3.	A lump sum payment, on or before the fifth business day after the Termination Date (or, if I have not returned this Release to the Company by that date, within five days after I return a signed Release to the Company), of all business expenses reimbursable to the extent not theretofore paid, understanding that any business expenses for which reimbursement has not been requested on or before the day immediately preceding the Termination Date, will be reimbursed to me in accordance with normal Company business practices as in effect as of the Termination Date;

4.	Continuation of my base salary, payable in accordance with normal Company payroll practices in effect on the Termination Date, until February 28, 2007 (such date being referred to as the “End Date”). My base salary continuation shall not be extended beyond the End Date for any reason, including in the event of any Change in Control of the Company prior to that date;

5.	I understand that I will not be entitled to any discretionary bonus for 2006;

6.	Continued vesting of options granted to me under the Plan (as defined in the Retention Agreement) in the manner set forth in Exhibit A hereto;

7.	The right to exercise vested stock options granted to me under the Plan in the manner set forth in Exhibit A hereto; and

8.	The opportunity to provide consulting services to the Company, to the extent that I am available and the Company requests my services, as contemplated in Article V below.

California Release — OpenTV

          All payments referred to in the preceding Sections 1 through 8 of this Article I, inclusive, will be made by the Company subject to any and all applicable payroll deductions, including payment of applicable withholding taxes. I understand that I am fully responsible for any and all taxes that may be imposed on me pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, in respect of any deferred compensation that I may be deemed to receive hereunder.
          I acknowledge that effective from the Termination Date, I shall be responsible for the payment of any premiums associated with continuation of my health insurance under the provisions of COBRA. The entitlement under COBRA shall not be extended in any way by virtue of any terms of this Release.
          I acknowledge that I have been both encouraged and given the opportunity to discuss this document with counsel of my own choosing.
          I understand that the consideration described in this Release includes various benefits for which I am not eligible unless I elect to sign and return to the Company, and I do not revoke, this Release. I understand that I have forty-five days (45) days from receipt of this Release to consider whether I wish to accept these additional benefits in exchange for executing this Release. I understand that I may sign this document sooner, and if I do so, I acknowledge with my signature that the decision to sign was mine and mine alone and that, as a result, I voluntarily have waived the 45-day consideration period referred to in the preceding sentence. I also understand that even if I do sign and return this Release to the Company, I may change my mind and revoke this Release and forego the Release consideration as described in this Release, provided I notify Human Resources in writing via confidential fax at (415) 962-5362 within seven (7) days of my signing and returning this Release to the Company that I wish to revoke this Release and that I no longer want any of the benefits to referred to in this Release which would not otherwise be expressly provided under the terms of my Retention Agreement in connection with my termination.

California Release — OpenTV	-2-

ARTICLE II
RELEASES
          In consideration of the Company’s entering into this Release and the consideration provided to me hereunder, I, on behalf of my heirs, spouse and assigns, hereby completely release and forever discharge the Company, together with its past and present affiliates, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as the “Company Releasees”, which term shall include, without limitation and for the avoidance of doubt, OpenTV Corp. and OpenTV, Inc.), from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of my signing this Release, including but not limited to any claims arising out of my offer of employment, my employment or termination of my employment with any Company Releasee, and, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty and breach of duty under applicable state corporate law. I expressly agree and consent to the termination of my employment effective as of the Termination Date. This Release shall also constitute my resignation, effective immediately, from all officer and director positions that I hold with the Company or any of its subsidiaries or affiliates; I understand that if any additional documentation is required to effect those resignations, I shall execute such documentation as may be reasonably requested by the Company. The matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising under the federal Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act, the Worker Adjustment and Retraining Act and applicable regulations and the California Fair Employment and Housing Act or any similar state or local law, and any claims for attorneys’ fees and costs. The only exceptions are any claims I may have: (i) for unemployment or workers compensation; (ii) to enforce the terms of this Release against the Company; and (iii) with respect to obligations of the Company, if any, that are contemplated by their terms to survive my Retention Agreement and Stock Option Agreements, and which are not otherwise superseded by the terms of this Release.
          I understand and agree that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims expressly described above. I expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any similar state or local law. California Civil Code Section 1542 provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
          I fully understand that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this Release shall be and remain effective, notwithstanding such difference in the facts.

California Release — OpenTV	-3-

          I represent that I have no complaint, charge, grievance, lawsuit, or any other action of any kind pending against any Company Releasee. I promise that neither I nor anyone acting on my behalf will assert or file any complaint, charge, grievance, lawsuit, or action of any kind against any Company Releasee, which is based in any way, in whole or in part, on facts or circumstances arising, or alleged to have arisen, on or before the last date of execution of this document. I further promise that if any agency, person, or court, on my behalf, assumes jurisdiction over any such complaint, charge or grievance naming me as a plaintiff, complainant, charging party or grievant against any Company Releasee, I will explain to the agency, person, or court the effect of this Release and request that the complaint, charge, or grievance be dismissed.
          I acknowledge that I will continue to be bound by any obligations under any confidential or proprietary information, inventions assignment or non-disclosure agreement or other similar agreement that I have signed during my employment, including those provisions set forth in my Retention Agreement, which remain effective notwithstanding this Release.
          In consideration of my release as set forth above, the Company hereby completely releases and forever discharges me from any and all claims, of any and every kind, nature and character, based on any act or omission occurring prior to the date of my signing this Release, that are, in each such case, known to the Company as of the date of this Release. The Company represents that it is not aware of any known claims that it may have against me as of the date of this Release.
ARTICLE III
COMPANY PROPERTY
          As of the date of this Release, I confirm that I have returned to the Company any and all confidential information (in whatever medium recorded), including all copies, reproductions, compilations, summaries, analyses, or other documents containing or reflecting my or other Company representatives’ use of any confidential information, as well as all Company property, including without limitation, all computers, cell phones, pda’s, Blackberrys or other equipment or devices, all files and records, regardless of the media and all copies thereof, except only files of a personal nature, such as Retention Agreements, benefits information, option agreements, etc., keys or entry cards, and any other property of any kind whatsoever which is owned by the Company, except for such files and property that I have been specifically authorized by the Chief Executive Officer to retain (provided that I will promptly return any of these files and property upon request). Notwithstanding the return or of the confidential information, I shall continue to be bound by the obligations of confidentiality contained in my Retention Agreement. I further represent that I have not recreated or delivered to anyone else any confidential information and that I will not recreate or deliver to anyone else any confidential information, and that I have not used, nor will I use, any confidential information for the benefit of myself, any future employer, or any other third party. If, and to the extent, that I perform consulting services for the Company, I understand that I may receive confidential information regarding the Company, and I will continue to hold that confidential information in a manner consistent with the manner in which I held confidential information while an employee of the Company.

California Release — OpenTV	-4-

ARTICLE IV
NONDISPARAGEMENT AND DESTRUCTIVE ACTS
          I agree not to impugn the business of the Company and its affiliates, including use of disparaging or defamatory statements toward the Company and its affiliates, or their respective past or present officers, directors, employees, consultants and advisors. I will not interfere with the Company’s relationship with its prospective or current customers, suppliers or partners in any way that would be detrimental to the Company, nor cause any services to be delayed.
          I acknowledge that I have not committed nor will I commit, directly or indirectly, any destructive action against the Company and its affiliates or the property of the Company and its affiliates, including, but not limited to, gaining or allowing unauthorized access to or introducing viruses or bugs into their products, computer systems or networks.
ARTICLE V
CONSULTING ARRANGEMENTS
          I understand that the Company may request that I consult on various matters after the Termination Date, but that neither the Company nor I have any obligation to undertake such a relationship or to continue any such relationship after it has commenced. If the Company and I mutually agree to retain my services as a consultant, I agree that my initial rate for these services will be $1 per hour and that I will be reimbursed for all reasonable business expenses that I may incur in connection with providing those services. If I propose to change the hourly rate for my consulting services, I will provide the Company with 30 days prior written notice thereof. I will provide reasonable documentation to the Company to support any fees or expenses that are owed to me.
ARTICLE VI
MISCELLANEOUS
          This Release constitutes the entire agreement between the Company and me with respect to any matters referred to in this Release.
          This Release supersedes any and all of the other agreements between the Company and me, except for continuing obligations under my Employee Proprietary Information and Inventions Agreement (the “Employee Inventions Agreement”). The Company confirms that my termination is being effected without cause, and that the non-competition provisions set forth in my Retention Agreement and Stock Option Agreements are, therefore, not applicable or effective. In the event of any conflict between the terms of this Release and my Retention Agreement or Stock Option Agreements, the terms of this Release shall control and supersede the similar provisions set forth in my Retention Agreement and Stock Option Agreements.

California Release — OpenTV	-5-

          No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release should be implied or are binding. I am not relying upon any other agreement, representation, statement, omission, understanding or course of conduct which is not expressly set forth in this Release. I understand and agree that this Release shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either myself or any Company Releasee. I also agree that to the extent that any term, condition or provision of this Release is held to be invalid, illegal or otherwise unenforceable under applicable law, then such term, condition or provision shall be deemed amended only to the extent necessary to render such term, condition or provision enforceable under applicable law, preserving to the fullest extent possible the intent and agreements of the parties set forth herein; in the event that such term, condition or provision cannot be so amended as to be enforceable under applicable law, then such term, condition or provision shall be deemed excluded from this Release and the other terms, conditions and provisions hereof shall remain in full force and effect as if such unenforceable term, condition or provision had not been included herein.
          The terms and conditions of this Release shall be interpreted and construed in accordance with the internal laws of the State of California, without regard to the principles of the conflict of laws thereof. The terms and conditions of this Release shall inure to the benefit of and be binding upon the respective successors and assigns of the Company.
          I have read this Release and understand all of its terms. I further acknowledge and agree that this Release is executed voluntarily and with full knowledge of its legal significance. I also understand and agree that if any suit is brought to enforce the provisions of this Release, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.
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California Release — OpenTV	-6-

EMPLOYEE’S ACCEPTANCE OF RELEASE
          I HAVE CAREFULLY READ THE FOREGOING AND UNDERSTAND, APPROVE AND VOLUNTARILY AGREE TO THE TERMS OF THE RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS PROVIDED FOR HEREIN TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated: May 30, 2006	/s/ Wesley Hoffman
Wesley Hoffman

OPENTV, INC.
Dated: May 30, 2006	By:	/s/ James A. Chiddix

Name: James A. Chiddix
		Title:	Chief Executive Officer

California Release — OpenTV	-7-

ATTACHMENT 1
CALIFORNIA LABOR CODE SECTION 2870
RETENTION AGREEMENTS, ASSIGNMENT OF RIGHTS
California Labor Code § 2870. Invention on Own Time — Exemption from Agreement.
(a)	Any provision in an Retention Agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.
(b) To the extent a provision in an Retention Agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

California Release — OpenTV

Exhibit A
Stock Option Vesting and Exercise
Notwithstanding anything to the contrary contained in each of the Stock Option Agreements governing the stock options referred to below, the vesting term (and the period through which vesting shall continue) and exercise period for the option grants to Mr. Hoffman identified in the table below shall be modified (and the relevant Stock Option Agreements shall be deemed so modified and amended, without further action, to reflect such modifications) as follows:

End of Vesting Term
(end date through
		which options will		Exercise Period
		continue to vest,		(date through which
		unless earlier		vested options may
		vested in accordance with		be exercised after
Option Grant Date	Number of Options	existing schedule)	Exercise Price	end of vesting term)
August 25, 2003	25,000	September 30, 2006	$3.14	December 31, 2006

	25,000	September 30, 2006		December 31, 2006

	25,000	September 30, 2006		December 31, 2006

	25,000	September 30, 2006		December 31, 2006

March 23, 2004	28,750 (7,187 of these options may vest, on an accelerated basis, on July 1, 2006 if the Performance Objective, defined below, is satisfied on or before June 30, 2006; the remaining 21,563 shall otherwise continue to vest through the end date referred to in the next column)	September 30, 2006	$2.99	December 31, 2006

March 23, 2004	21,250 (5,312 of these options may vest, on an accelerated basis, on July 1, 2006 if the Performance Objective, defined below, is satisfied on or before June 30, 2006; the remaining 15,938 shall	September 30, 2006	$2.99	December 31, 2006

California Release — OpenTV	-2-

End of Vesting Term
(end date through
		which options will		Exercise Period
		continue to vest,		(date through which
		unless earlier		vested options may
		vested in accordance with		be exercised after
Option Grant Date	Number of Options	existing schedule)	Exercise Price	end of vesting term)
otherwise continue to vest through the end date referred to in the next column)

March 31, 2005	55,000 (13,750 of these options may vest, on an accelerated basis, on July 1, 2006 if the Performance Objective, defined below, is satisfied on or before June 30, 2006; the remaining 41,250 shall otherwise continue to vest through the end date referred to in the next column)	September 30, 2006	$2.84	December 31, 2006
“Performance Objective” shall mean the execution of a definitive agreement, on or before June 30, 2006, providing for the deployment of OpenTV Core 2.0 middleware with one of the three largest United States multiple system operators.

California Release — OpenTV	-3-